EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

Valley National Bancorp:

We consent to the incorporation by reference in registration statements No. 333-159050, No. 333-124215, No. 033-52809, No. 033-56933, No. 333-25419, No. 333-65993, No. 333-75889, No. 333-77673, No. 333-80507, No. 333-53888, No. 333-36667, No. 333-133430 and No. 033-61547 on Form S-8; No. 333-125595, No. 333-70996, No. 333-42958 and No. 333-156049 on Form S-3, No. 333-157561, No. 333-156370, and No. 333-152077 on Form S-3ASR and No. 333-56425 and No. 333-160285 on Form S-3D of Valley National Bancorp and Subsidiaries (Valley) of our reports dated February 28, 2011, with respect to the consolidated statements of financial condition of Valley National Bancorp and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010 and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Valley National Bancorp.

Our report refers to a change in Valley’s method of evaluating other-than-temporary impairments of debt securities due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board as of January 1, 2009.

/s/ KPMG LLP

Short Hills, New Jersey

February 28, 2011